Exhibit 5.29

CONSENT OF W. E. ROSCOE

The undersigned hereby consents to the use of their report(s), and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of IAMGOLD Corporation (File No. 333-190073).

/s/ William E. Roscoe
By:	William E. Roscoe, Ph.D., P.Eng
Title:	Principal Geologist
Company:	Roscoe Postle Associates Inc.

Dated:	January 15, 2014